EXHIBIT 10.12

Aspen Group, Inc.

224 West 30th Street, Suite 604

New York, New York 10001

June 8, 2015

AEK Consulting LLC

Attention: Mr. Andy Kaplan [Via Email: Andy@panix.com]

Re: Termination of Consulting Agreement

Andy:

This letter agreement documents our understanding regarding the termination of the Consulting Agreement (the “Agreement”) dated May 29, 2014 between Aspen Group, Inc. (the “Company”) and AEK Consulting LLC, a company controlled by you.  In consideration for the issuance of 300,000 restricted stock units to you, the Company and you hereby agree to terminate the Agreement and release the other from any obligations (whether monetary or otherwise) under the Agreement.   Of the restricted stock units, 2/3 shall be fully vested and the remaining shall vest in six equal monthly increments with the first vesting date being June 30, 2015.  The common stock (underlying the restricted stock units) shall be delivered on the earlier of: (i) November 30, 2015, (ii) a change of control of the Company (as defined under the Company’s equity incentive plan), or (iii) the average closing price of the Company’s common stock over any 10-day period is at least $0.50 per share.  In the event that any of the events in the preceding sentence takes place prior to vesting, the unvested restricted stock units shall immediately vest.

If you are agreeable to the foregoing, please sign below.

Sincerely,

Michael Mathews
Chief Executive Officer

I hereby agree.

AEK Consulting LLC

By: ____________________

       Manager or other authorized

       Representative